Exhibit 5.1

Celyad SA Rue Edouard Belin 12 B-1435 Mont-Saint-Guibert Belgium Att. Mr Christian Homsy and Mr Patrick Jeanmart	Allen & Overy LLP Avenue de Tervueren 268 A B-1150 Brussels Belgium Tel +32 (0)2 780 2222 Fax +32 (0)2 780 2244

Brussels, May 29, 2015

Dear Sirs

Celyad SA – Initial public offering

We have acted as Belgian legal counsel to Celyad SA (the Company), a limited liability company (naamloze vennootschap /société anonyme), with registered office at Rue Edouard Belin 12, 1435 Mont-Saint-Guibert, Belgium, on certain legal matters of Belgian law in connection with the Company’s registration statement (the Registration Statement) on Form F-1, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), in respect of the Company’s proposed initial public offering (the IPO) of American Depository Shares, representing new ordinary shares of the Company (the Offer Shares) covered by the Registration Statement to which this opinion is an exhibit (the Transaction).

The Offer Shares will comprise (i) new shares to be issued by the Company pursuant to a capital increase with restriction of the preferential subscription rights of existing shareholders resolved by the Company’s board of directors on [June 12,] 2015 (the New Shares) and (ii) additional new shares to be issued at the option of the underwriters in order to cover over-allotments made in the context of the IPO (the Additional Shares).

For the purpose of this opinion we have examined the following documents:

a)	a copy of the Form F-1 Registration Statement, dated May 18, 2015;

b)	a copy of the French version of the Company’s co-ordinated articles of association (statuten / statuts) as most recently filed with the clerk’s office of the Commercial Court of Nivelles (i.e. the coordination dated [May 5, 2015]) (the Articles);

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Enterprise number/VAT number: BE 0865 011 356 RPM/RPR Brussels

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c)	the form of underwriting agreement proposed to be entered into by and between the Company and UBS Securities LLC, as representative of the several underwriters named therein, filed as exhibit to the Registration Statement (the Underwriting Agreement);

d)	a copy of the draft notarial deed recording the resolutions taken by the Company’s board of directors, held on [June 12,] 2015, together with a copy of the special report of the Company’s board of directors (the Board Report) and a copy of the report of the Company’s statutory auditor regarding the capital increase (the Board Resolutions);

e)	a copy of the draft notarial deed to be executed by two directors of the Company recording the issuance of the New Shares; and

f)	a copy of the draft notarial deed to be executed by two directors of the Company recording the issuance of the Additional Shares;

the documents referred to under d), e) and f) are referred to as the Notary Deeds.

together with such other publicly available documents as we have considered it necessary or desirable.

Assumptions

For the purpose of this opinion, we have assumed:

a)	the genuineness of all signatures on, and the authenticity and completeness of, all documents furnished to us, whether as originals or copies;

b)	the conformity to original documents of all documents furnished to us as photocopies or facsimile copies or transmitted to us electronically;

c)	that the statements of fact contained in the minutes of meetings, letters, agreements, records and other documents mentioned above are accurate and complete;

d)	that the documents examined by us in draft form have been and, for those that have not yet been executed, will be executed substantially in such form on or before the delivery of the Offer Shares to the underwriters under the Underwriting Agreement;

e)	that none of the documents furnished to us has been amended, supplemented or terminated;

f)	that the public searches referred to above were at their date, and remain, accurate;

g)	that the Board Resolutions will record the resolutions that were duly passed at meetings of duly appointed directors which were properly convened and held and in accordance with the Articles and that the minutes of the Company’s board of directors referred to above are a true record of the proceedings described in them and that the directors have complied with all provisions of Belgian Company Code dealing with conflicts of interests;

h)	that Notary Deeds will be duly published in accordance with all applicable regulations;

i)	that neither the Company nor any of its subsidiaries or any person or entity acting on behalf of the Company will subscribe to the Shares;

j)	that the Shares will be sold at a price established by the Company’s board of directors or its proxy holders in accordance with the powers delegated by the board of directors in the Board Resolutions;

k)	that the Additional Shares, if issued, will be delivered by the underwriters to investors in order solely to cover short positions of the underwriters following over-allotments made upon allocation of the shares under the Transaction;

l)	that the Transaction has been conducted in compliance with the conditions as stated in the Registration Statement, the Underwriting Agreement and the Board Report and that the Shares will be issued, delivered and paid for as set forth in the Underwriting Agreement and the Notary Deeds.

Opinion

On the basis of the foregoing assumptions, it is our opinion that the Shares when duly authorized and sold, issued and paid as contemplated by the Registration Statement and the Notary Deeds, will be validly issued, fully paid up and non-assessable.

Limitations

In this opinion, Belgian legal concepts are expressed in English terms. These concepts may not be identical to the concepts of other jurisdictions which are using the same terms in English. All legal concepts used or referred to in this opinion should be exclusively interpreted according to their respective meaning under the laws of Belgium; in particular, as far as the term “non-assessable” used in this opinion is concerned, please note that is word has no legal meaning under the law of Belgium and is used in this opinion only to mean that, with respect to the issuance of the Shares, a holder of the Shares will have no obligation to pay any additional amount in excess of the subscription price.

This opinion only speaks at the date hereof. This opinion is limited to Belgian law as currently in force and published Belgian case law. This opinion is given in accordance with the rules and standards of the Brussels Bar and is governed by Belgian law.

This opinion may only be relied upon in connection with the Registration Statement by the Company and by the purchasers to whom the Offer Shares have been allocated as part of the Transaction.

It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts or the accuracy of any of the representations and warranties as to matters of fact (including statements of foreign law), or the reasonableness of any statements of opinion or intention, contained in or relevant to any document referred to in this opinion or that no material facts have been omitted from such documents.

This opinion is delivered by Allen & Overy LLP and to the extent that the delivery of this opinion would give rise to any liability to a person referred to in paragraph (b) above, only Allen & Overy LLP will incur such liability, with the exclusion of the personal liability of any partner, lawyer, consultant or employee of Allen & Overy LLP.

The opinions expressed in this opinion are to be construed and interpreted in accordance with Belgian law. The competent courts at Brussels, Belgium have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion and all matters related to the legal relationship between yourself and Allen & Overy LLP, as well as between the purchasers of the Offer Shares and Allen & Overy LLP, including the above submission to jurisdiction, are governed by Belgian law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the section “Legal Matters” in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons who consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Allen & Overy LLP

Allen & Overy LLP

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